Exhibit 8(a)

July 3, 2006

Protective Life Corporation,
    2801 Highway 280 South,
    Birmingham, AL 35223.

Ladies and Gentlemen:

        We have acted as special counsel to Protective Life Corporation (the "Company") in connection with the registration and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") of the prospectus supplement, dated June 28, 2006 (the "Prospectus Supplement"), relating to the public offering by the Company of 7.25% Capital Securities due 2066 (the "Securities"). We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States Federal income tax law applicable to the Securities of the Company that may be offered pursuant to the Prospectus Supplement, the statements set forth under the caption "Material U.S. Federal Income Tax Consequences" in the Prospectus Supplement are accurate in all material respects.

        We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit and the reference to us under the heading "Material U.S. Federal Income Tax Consequences". In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      /s/ Sullivan & Cromwell LLP